EXHIBIT 99.1

For Immediate Release
---------------------
Monday, June 28, 2004

For further information contact:
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 201

Press Release

Portec Rail Products, Inc. Announces Director's Death

PITTSBURGH, PA. --(BUSINESS WIRE)--June 28, 2004-- Portec Rail Products, Inc. (NASDAQ National Market "PRPX") regretfully announces that one of its independent Board members, Charles R. Hooten, Jr., passed away on Thursday, June 24, 2004. Mr. Hooten, who was 77 years old at the time of his death, served on the Company's Board of Directors since 1998 and also served on its audit and nominating committees. Mr. John S. Cooper, President and Chief Executive Officer stated, " We are all saddened by the sudden loss of Mr. Hooten; he has been a valued member of our Board since the inception of the company. His leadership will be missed."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, and is also headquartered in Pittsburgh. The Company has a Canadian subsidiary headquartered near Montreal with a manufacturing operation in St. Jean, Quebec. The Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.